Exhibit 3.1

AMENDMENT NO. 1

TO

AMENDED AND RESTATED BYLAWS

OF

US ECOLOGY, INC.

Pursuant to the resolutions duly adopted by the Board of Directors of US Ecology, Inc., a Delaware corporation (the “Corporation”), and in accordance with Article VIII of the Amended and Restated Bylaws of the Corporation, effective November 1, 2019 (the “Bylaws”), the Bylaws are amended as set forth below. Except as specifically set forth below, the Bylaws remain unchanged and in full force and effect.

1.	Article II, Section 2 of the Bylaws is amended and restated to read in its entirety:

“Section 2. Annual Meetings.

(a)              A meeting of stockholders for the election of directors and such other business as may be properly brought before the meeting in accordance with these Bylaws shall be held annually at such date and time as may be designated by the Board of Directors from time to time.

(b)              At an annual meeting of the stockholders, only business (other than business relating to the nomination of directors which is governed by Article III, Section 12) that has been properly brought before the stockholder meeting in accordance with the procedures set forth in this Article II, Section 2 shall be conducted. To be properly brought before a meeting of stockholders, such business must be brought before the meeting (i) by or at the direction of the Board of Directors or any committee thereof or (ii) by a stockholder who (A) was a stockholder of record of the Corporation when the notice required by this Article II, Section 2 is delivered to the Secretary of the Corporation and at the time of the meeting, (B) is entitled to vote at the meeting and (c) complies with the notice and other provisions of this Article II, Section 2. Subject to Article II, Section 2(l), and except with respect to nominations of directors, which are governed by Article III, Section 12, Article II, Section 2(b) is the exclusive means by which a stockholder may bring business before a meeting of stockholders. Any business brought before a meeting in accordance with Article II, Section 2 is referred to as “Stockholder Business”.

(c)              Subject to Article II, Section 2(l), at any annual meeting of stockholders, all proposals of Stockholder Business must be made by timely written notice given by or on behalf of a stockholder of record of the Corporation (the “Notice of Business”) and must otherwise be a proper matter for stockholder action. To be timely, the Notice of Business must be delivered personally or mailed to, and received at the executive office of the Corporation, addressed to the Secretary of the Corporation, by no earlier than 120 days and no later than 90 days before the first anniversary of the date of the prior year’s annual meeting of stockholders; provided, however, that if (i) the annual meeting of stockholders is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the prior year’s annual meeting of stockholders or (ii) no annual meeting was held during the prior year, the notice by the stockholder to be timely must be received (A) no earlier than 120 days before such annual meeting and (B) no later than the later of 90 days before such annual meeting and the tenth day after the day on which the notice of such annual meeting was first made by mail or Public Disclosure. In no event shall an adjournment, postponement or deferral, or Public Disclosure of an adjournment, postponement or deferral, of a stockholder meeting commence a new time period (or extend any existing time period) for the giving of the Notice of Business.

(d)              The Notice of Business must set forth:

i.                    the name and record address of each stockholder proposing Stockholder Business (the “Proponent”), as they appear on the Corporation’s books;

ii.                    the name and address of any Stockholder Associated Person;

iii.                    as to each Proponent and any Stockholder Associated Person, (A) the class or series and number of shares of stock directly or indirectly held of record and beneficially owned by the Proponent or Stockholder Associated Person, (B) the date such shares of stock were acquired, (C) a description of any agreement, arrangement or understanding (whether oral or in writing), direct or indirect, between or among the Proponent, any Stockholder Associated Person or any others (including their names) acting in concert with any of the foregoing, (D) any material pending or threatened legal proceeding in which such Proponent or Stockholder Associated Person is a party or material participant involving the Corporation or any of its officers or directors, (E) any other material relationship between the Proponent or any Stockholder Associated Person, on the one hand, and the Corporation or any affiliate of the Corporation, on the other hand, (F) any direct or indirect material interest in any contract or agreement of such Proponent or any Stockholder Associated Person with the Corporation or any affiliate of the Corporation (including, without limitation, any employment agreement, collective bargaining agreement or consulting agreement), (G) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions and borrowed or loaned shares) that has been entered into, directly or indirectly, by the Proponent or any Stockholder Associated Person and that remains in effect, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of the Proponent or any Stockholder Associated Person with respect to shares of stock of the Corporation, (H) a description in reasonable detail of any proxy (including revocable proxies), contract, arrangement, understanding or other relationship pursuant to which the Proponent or any Stockholder Associated Person has a right to vote any shares of stock of the Corporation, and (I) any other information relating to such Proponent or Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proponent or Stockholder Associated Person in support of the Stockholder Business proposed to be brought before the meeting pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The information specified in this Article II, Section 2(d)(i) to (iii) is referred to herein as “Stockholder Information”;

iv.                    a representation that each Proponent is a holder of record of stock of the Corporation entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose such Stockholder Business;

v.                    a brief description of the Stockholder Business desired to be brought before the annual meeting, the text of the proposal (including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend these Bylaws, the language of the proposed amendment) and the reasons for conducting such Stockholder Business at the meeting;

vi.                    any material interest of each Proponent and any Stockholder Associated Person in such Stockholder Business;

vii.                    a representation as to whether the Proponent intends (A) to deliver a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt such Stockholder Business or (B) otherwise to solicit proxies from stockholders in support of such Stockholder Business;

viii.                    all other information that would be required to be filed with the U.S. Securities and Exchange Commission (“SEC”) if the Proponents or Stockholder Associated Persons were participants in a solicitation subject to Section 14 of the Exchange Act; and

ix.                    a representation that the Proponents shall provide any other information reasonably requested by the Corporation.

(e)              The Proponents shall also provide any other information reasonably requested from time to time by the Corporation within ten business days after each such request.

(f)               In addition, the Proponent shall affirm as true and correct the information provided to the Corporation in the Notice of Business or at the Corporation’s request pursuant to Article II, Section 2(e) (and shall update or supplement such information as needed so that such information shall be true and correct) as of (i) the record date for the meeting, (ii) the date that is ten calendar days before the first anniversary date of the Corporation’s proxy statement released to stockholders in connection with the previous year’s annual meeting and (iii) the date that is ten business days before the meeting and, if applicable, before reconvening any adjournment or postponement thereof. Such affirmation, update and/or supplement must be delivered personally or mailed to, and received at the executive office of the Corporation, addressed to the Secretary of the Corporation, by no later than (x) five business days after the applicable date specified in clause (i) or (ii) of the foregoing sentence (in the case of the affirmation, update and/or supplement required to be made as of those dates), and (y) not later than seven business days before the date for the meeting (in the case of the affirmation, update and/or supplement required to be made as of ten business days before the meeting or reconvening any adjournment or postponement thereof).

(g)              The person presiding over the meeting shall, if the facts warrant, determine and declare to the meeting, that business was not properly brought before the meeting in accordance with the procedures set forth in this Article II, Section 2. Notwithstanding anything in these Bylaws to the contrary, any such business not properly brought before the meeting shall not be transacted.

(h)              If the Proponent (or a qualified representative of the Proponent) does not appear at the meeting of stockholders to present the Stockholder Business, such business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Article II, Section 2, to be considered a qualified representative of the Proponent, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(i)               “Public Disclosure” of any date or other information means disclosure thereof by a press release reported by the Dow Jones News Services, Associated Press or comparable U.S. national news service or in a document publicly filed by the Corporation with the SEC pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

(j)               “Stockholder Associated Person” means with respect to any stockholder, (i) any other beneficial owner of stock of the Corporation that is owned by such stockholder and (ii) any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the stockholder or such beneficial owner.

(k)              “Control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of a corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary.

(l)               The notice requirements of this Article II, Section 2 shall be deemed satisfied with respect to stockholder proposals that have been properly brought under Rule 14a-8 of the Exchange Act and that are included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting.”

2.	The first sentence of Article III, Section 2 of the Bylaws is amended and restated to read in its entirety:

“The Board of Directors shall consist of not less than five (5) nor more than twelve (12) members.”

3.	A new Section 12 is added to Article III of the Bylaws, the text of which is set forth below:

Section 12. Nominations of Directors.

(a)              Subject to Article III, Section 12(k), only persons who are nominated in accordance with the procedures set forth in this Article III, Section 12 are eligible for election as directors.

(b)              Nominations of persons for election to the Board of Directors may only be made at a meeting properly called for the election of directors and only (i) by or at the direction of the Board of Directors or any committee thereof or (ii) by a stockholder who (A) was a stockholder of record of the Corporation when the notice required by this Article III, Section 12 is delivered to the Secretary of the Corporation and at the time of the meeting, (B) is entitled to vote for the election of directors at the meeting and (C) complies with the notice and other provisions of this Article III, Section 12. Subject to Article III, Section 12(k), Article III, Section 12(c)(ii) is the exclusive means by which a stockholder may nominate a person for election to the Board of Directors. Persons nominated in accordance with Article III, Section 12(b)(ii) are referred to as “Stockholder Nominees”. A stockholder nominating persons for election to the Board of Directors is referred to as the “Nominating Stockholder”.

(c)              Subject to this Article III, Section 12(c), all nominations of Stockholder Nominees must be made by timely written notice given by or on behalf of a stockholder of record of the Corporation (the “Notice of Nomination”). To be timely, the Notice of Nomination must be delivered personally or mailed to and received at the executive office of the Corporation, addressed to the attention of the Secretary of the Corporation, by the following dates:

i.                    in the case of the nomination of a Stockholder Nominee for election to the Board of Directors at an annual meeting of stockholders, no earlier than 120 and no later than 90 days before the first anniversary of the date of the prior year’s annual meeting of stockholders; provided, however, that if (A) the annual meeting of stockholders is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the prior year’s annual meeting of stockholders or (B) no annual meeting was held during the prior year, the notice by the stockholder to be timely must be received (1) no earlier than 120 days before such annual meeting and (2) no later than the later of 90 days before such annual meeting and the tenth day after the day on which the notice of such annual meeting was first made by mail or Public Disclosure, and

ii.                    in the case of the nomination of a Stockholder Nominee for election to the Board of Directors at a special meeting of stockholders, no earlier than 120 days before and no later than the later of 90 days before such special meeting and the tenth day after the day on which the notice of such special meeting was first made by mail or Public Disclosure.

(d)              Notwithstanding anything to the contrary, if the number of directors to be elected to the Board of Directors at a meeting of stockholders is increased and there is no Public Disclosure by the Corporation naming the nominees for the additional directorships at least 100 days before the first anniversary of the preceding year’s annual meeting, a Notice of Nomination shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered personally and received at the executive office of the Corporation, addressed to the attention of the Secretary of the Corporation, no later than the close of business on the tenth day following the day on which such Public Disclosure is first made by the Corporation.

(e)              In no event shall an adjournment, postponement or deferral, or Public Disclosure of an adjournment, postponement or deferral, of an annual or special meeting commence a new time period (or extend any time period) for the giving of the Notice of Nomination.

(f)               The Notice of Nomination shall set forth:

i.                    the Stockholder Information with respect to each Nominating Stockholder and Stockholder Associated Person (except that references to the “Proponent” in Article II, Section 2(d)(i) to (iii) shall instead refer to the “Nominating Stockholder,” and the disclosure required by Article II, Section 2(d)(iii)(C) may be omitted, for purposes of this Article III, Section 12(f)(i));

ii.                    a representation that each Nominating Stockholder is a holder of record of stock of the Corporation entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose such nomination;

iii.                    a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among a Nominating Stockholder, Stockholder Associated Person or their respective associates, or others acting in concert therewith, including all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the Nominating Stockholder, Stockholder Associated Person or any person acting in concert therewith, were the “registrant” for purposes of such rule and the Stockholder Nominee were a director or executive of such registrant;

iv.                    a representation as to whether the Nominating Stockholders intends (A) to deliver a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve the nomination or (B) otherwise to solicit proxies from stockholders in support of such nomination;

v.                    all other information that would be required to be filed with the SEC if the Nominating Stockholders and Stockholder Associated Person were participants in a solicitation subject to Section 14 of the Exchange Act;

vi.                    a representation that the Nominating Stockholders shall provide any other information reasonably requested by the Corporation;

vii.                    the written consent of each Stockholder Nominee to being named in a proxy statement as a nominee and to serve if elected; and

viii.                    a completed and signed written questionnaire (in the form provided by the Secretary upon written request) with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made.

(g)              The Nominating Stockholders shall also provide any other information reasonably requested from time to time by the Corporation within ten business days after each such request.

(h)              In addition, the Nominating Stockholder shall affirm as true and correct the information provided to the Corporation in the Notice of Nomination or at the Corporation’s request pursuant to Article III, Section 12(g) (and shall update or supplement such information as needed so that such information shall be true and correct) as of (i) the record date for the meeting, (ii) the date that is ten calendar days before the first anniversary date of the Corporation’s proxy statement released to stockholders in connection with the previous year’s annual meeting (in the case of an annual meeting) or 50 days before the date of the meeting (in the case of a special meeting) and (iii) the date that is ten business days before the date of the meeting or any adjournment or postponement thereof. Such affirmation, update and/or supplement must be delivered personally or mailed to, and received at the executive office of the Corporation, addressed to the Secretary of the Corporation, by no later than (1) five business days after the applicable date specified in clause (i) or (ii) of the foregoing sentence (in the case of the affirmation, update and/or supplement required to be made as of those dates), and (2) not later than seven business days before the date for the meeting (in the case of the affirmation, update and/or supplement required to be made as of ten business days before the meeting or reconvening any adjournment or postponement thereof).

(i)               The person presiding over the meeting shall, if the facts warrant, determine and declare to the meeting, that the nomination was not made in accordance with the procedures set forth in this Article III, Section 12. Any such defective nomination shall be disregarded.

(j)               If the Nominating Stockholder (or a qualified representative of the Nominating Stockholder) does not appear at the applicable stockholder meeting to nominate the Stockholder Nominees, such nomination shall be disregarded and such Stockholder Nominees shall not be qualified for election as Directors, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Article III, Section 12, to be considered a qualified representative of the Nominating Stockholder, a person must be a duly authorized officer, manager or partner of such Nominating Stockholder or must be authorized by a writing executed by such Nominating Stockholder or an electronic transmission delivered by such Nominating Stockholder to act for such Nominating Stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(k)              Nothing in this Article III, Section 12 shall be deemed to affect any rights of the holders of any series of preferred stock of the Corporation pursuant to any applicable provision of the Certificate of Incorporation.

4.	A new Article IX is added to the Bylaws, the text of which is set forth below:

“Article IX
EXCLUSIVE FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if such court does not have subject matter jurisdiction thereof, another State court in Delaware or, if and only if all such State courts do not have jurisdiction, the federal district court of the State of Delaware) and any appellate court therefrom shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action or proceeding asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, including without limitation a claim alleging the aiding and abetting of such a breach of fiduciary duty, (iii) any action or proceeding asserting a claim against the Corporation or any current or former director, officer, employee, agent or stockholder of the Corporation arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s Certificate of Incorporation or these Bylaws or as to which the Delaware General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim related to or involving the Corporation that is governed by the internal affairs doctrine. For the avoidance of doubt, this first paragraph of this Article IX shall not apply to any action brought to enforce a duty or liability created by the Securities Act of 1933, as amended (Securities Act”) or the Exchange Act.

Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act and the rules and regulations promulgated thereunder.

Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article IX.

Failure to enforce the foregoing provisions would cause the Corporation irreparable harm, and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions.”